Exhibit 99.4

INNOVATE/PROTECT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes included in Exhibits 99.5 and 99.6 of this Current Report. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see Exhibit 99.3, “Risk Factors”, of this Current Report.

Overview and Plan of Operations

Innovate/Protect is a recently formed development stage company and has generated no revenues to date. Innovate/Protect’s strategic objective is to maximize, for inventors and investors, the economic benefits of intellectual property assets. Innovate/Protect’s business model is to leverage the extensive background and expertise of its management and advisors to acquire or internally develop patents and other intellectual property assets (or interests therein), and to then monetize these assets through a variety of value-enhancing initiatives, including, but not limited to, licensing, customized technology solutions, strategic partnerships and litigation.

Since its inception in June 2011, Innovate/Protect has been engaged in the following activities:

•	securing initial debt and equity capital from Hudson Bay;

•	performing due diligence on, negotiating and completing the purchase of the Lycos Patents;

•	recruiting management team, board of directors and advisors;

•	establishing a physical location from which to operate;

•	establishing systems of internal control over financial reporting and implementation of financial operation systems;

•	securing subsequent equity capital from private investors;

•	initiating and prosecuting lawsuit against those Innovate/Protect believes infringe on the Lycos Patents;

•	developing Innovate/Protect’s business plan as described herein and planning for future business activities; and

•	selecting registered independent auditing firm and undertaking an audit of financial statements from inception through December 31, 2011; and

•	Identifying and pursuing general and specific strategic opportunities and engaging in discussions intended to further develop the opportunities.

On March 12, 2012, Innovate/Protect entered into an Agreement and Plan of Merger with Vringo, Inc. (“ Vringo ”) and VIP Merger Sub, Inc. (the “ Merger Agreement ”).

Innovate/Protect’s financial operating results for the period from inception through March 31, 2012 reflect these activities, which activities are discussed in further detail in the section of this prospectus captioned “Innovate/Protect’s Business.”

Innovate/Protect’s plan of operation for the foreseeable future will be to:

•	continue prosecution of the litigation against AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc., and Target Corporation for infringement of the Lycos Patents, with a goal of achieving a positive verdict or settlement (including, potentially, a licensing arrangement on terms beneficial to Innovate/Protect); and

•	to the extent that time and resources allow, seek strategic opportunities and seek to acquire or internally develop additional intellectual property assets that Innovate/Protect will then seek to monetize.

Formation and Issuance and Valuation of Securities at Inception

Innovate/Protect was incorporated under the laws of the state of Delaware on June 8, 2011 under the name Labrador Search Corporation. On September 6, 2011, Innovate/Protect changed its name to Innovate/Protect, Inc. Innovate/Protect is a holding company, which, at December 31, 2011, owned 100% of the issued and outstanding common stock of I/P Engine and I/P Labs.

I/P Engine was incorporated in Virginia on June 14, 2011 as Smart Search Labs, Inc. and changed its name to I/P Engine, Inc. on September 9, 2011. I/P Engine is the current holder of the Lycos Patents (which Innovate/Protect contributed to I/P Engine at its formation), through which Innovate/Protect is prosecuting its initial litigation relating to the Lycos Patents and through which Innovate/Protect will also seek to acquire and monetize other intellectual property assets in the future.

I/P Labs was incorporated in Delaware on June 8, 2011 as Scottish Terrier Capital, Inc. and changed its name to I/P Labs, Inc. on September 9, 2011. Through I/P Labs, Innovate/Protect will seek to internally develop its own intellectual property assets and provide consulting services to other intellectual property owners.

At inception, Innovate/Protect was funded with a loan of $3,200,000 and a $1,800,000 investment of Series A Preferred from a single investor, Hudson Bay. Hudson Bay funded $3,200,000 as a loan in the form of a Senior Secured Note, which bears interest at a rate of 0.46% per annum. Given the development stage and speculative nature of Innovate/Protect, it is not likely that Innovate/Protect could have acquired external debt funding at any reasonable interest rate, thus the interest rate being paid to Hudson Bay is significantly more favorable than rates Innovate/Protect could have negotiated externally. The $3,200,000 amount of the Senior Secured Note was intended to approximate the purchase price of the Lycos Patents. The loan evidenced by the Senior Secured Note is for a term of 36 months. Upon the occurrence of an event of default or a change in control of Innovate/Protect, Hudson Bay may request redemption of the Senior Secured Note in cash at a price equal to 125% of the then outstanding principal and accrued interest under the Senior Secured Note. Further, beginning on March 22, 2012, Hudson Bay may request to redeem up to $2,000,000 of the aggregate principal amount of the Senior Secured Note. In connection with Innovate/Protect entering into the Merger Agreement, on March 12, 2012, Hudson Bay (for itself and any assignee or other holder of the Note) agreed not to exercise its right of optional redemption until the earlier of (i) any termination of the Merger Agreement pursuant to Section 7.1 thereunder or (ii) the Effective Time; provided, that, if the Merger is consummated, the Note will be amended and restated and Holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the Closing of the Merger, including with respect to any optional redemption provisions contained therein. If the Merger is consummated, the amended and restated note will mature on June 22, 2013 and the right of redemption described above will be amended to provide that, from and after the date upon which (i) Vringo and its subsidiaries has more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the note, (ii) Vringo and its subsidiaries has more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Note, (iii) Vringo and its subsidiaries receives proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, the amended and restated note shall provide that in the event of a change of control, Hudson Bay may require Vringo to redeem all or any portion of the note at a price in cash equal to 125% of the amount redeemed.

The Senior Secured Note ranks senior to all outstanding and future indebtedness of Innovate/Protect and is secured by a first priority perfected security interest in all of Innovate/Protect’s and its subsidiaries’ assets (including the Lycos Patents).

Hudson Bay’s $1,800,000 investment in the shares of Series A Preferred was initially convertible on demand into 6,968,000 shares of Innovate/Protect common stock. The initial valuation of the Series A Preferred was developed by dividing the $1,800,000 investment by 6,968,000 common shares, presuming Hudson Bay’s ultimate conversion of their Series A Preferred into common stock. This calculation resulted in an initial valuation of $0.25832 per share of common stock, which was used to calculate certain subsequent common stock grants or sales. Because Hudson Bay’s investment in the Series A Preferred occurred at the earliest stage of Innovate/Protect’s formation, prior to the conduct of any business activity, it does not lend itself to a comparison of any known comparable market transactions.

The $1,800,000 funding level was determined by reference to Innovate/Protect’s near term funding requirements at the time, reflecting expected cash needs in excess of the Lycos Patents purchase price, to fund operating expenses which include significant legal expenses required to seek monetization of the Lycos Patents, and to retain a modest contingency for unforeseen expenses until additional private equity funding could be achieved. Such additional equity funding occurred during the period from July to December 2011 in the form of multiple separate private placement transactions priced at $1.00, $3.00 and $3.30 per share. The increasing price at which shares were sold to private investors, including members of Innovate/Protect’s board of directors, reflected Innovate/Protect’s achievement of certain milestones such as the filing of the initial lawsuit relating to the Lycos Patents and the recruitment of additional board members.

Innovate/Protect estimates its legal fees to be approximately $275,000 in April, $775,000 in May, $275,000 for each of June, July, August and September, and $750,000 in October 2012. The elevated amount in May relates to fees associated with the preparation of the case, and the elevated amount in October relates to fees estimated with the trial, which is scheduled for October. Therefore, the total amount budgeted for legal fees for the April to October period is $2.9 million. Expenses thereafter are dependent on the outcome of the litigation, and are therefore difficult to estimate. In the event that the case is appealed, legal fees over the course of the next 18 months are estimated to be $100,000 per month. In addition, third-party expenses associated with the litigation are estimated to be approximately $140,000 per month from April to October, or $980,000 for the April to October period. Therefore, the total amount budgeted for legal fees and third-party expenses associated with the litigation are estimated to be $3.88 million.

Innovate/Protect estimates that its short term operating expenses will be approximately $210,000 per month from April to December 2012, or $1.89 million for the period. Short term operating expenses include Note interest expense, payroll and employee benefit expenses, occupancy (rent) expenses, telecom expenses, transportation and lodging expenses, public relations expenses, and a reserve contingency. Notably, the reserve contingency is $100,000 per month for unforeseen costs and delays. Innovate/Protect budgeted a large contingency amount, relative to the total budget, given the uncertainty inherent with litigation and its limited operating history.

Results of Operations

The following table reflects Innovate/Protect's consolidated operating results for the three months ended March 31, 2012, from June 8, 2011 (Inception) through March 31, 2012, and from June 8, 2011 (Inception) through December 31, 2011:

	For the Three Months Ended March 31, 2012	Period from June 8, 2011 (Inception) to March 31, 2012	Period from June 8, 2011 (Inception) to December 31, 2011
Revenue	$0	$0	$0
Operating Expenses
Legal	$1,171,920	$2,274,020	$1,102,100
Compensation	378,408	1,375,321	996,913
Amortization and depreciation	156,137	484,415	105,971
General and administrative	161,605	374,797	328,278
Startup and organizational costs	—	105,971	105,971
Total Operating Expenses	1,868,070	4,614,524	2,746,454
Loss from operations	(1,868,070)	(4,614,524)	(2,746,454)

Interest expense	3,680	11,408	7,728
Net loss applicable to common shareholders	(1,871,750)	(4,625,932)	(2,754,182)

Operating Expenses

Operating and administrative expenses for the period from inception through December 31, 2011 reflect expenses incurred in connection with Innovate/Protect’s formation and commencement of operations. The net loss for the period of $2,754,182 is not comparable to a previous period. The loss for the period includes legal expenses totaling $1,208,071, of which $105,971 were to organize Innovate/Protect, and $1,102,100 to prepare and file a lawsuit against those Innovate/Protect believes have infringed on the Lycos Patents. Compensation expense includes $141,996 of salary and expenses directly related to the salaries of two executive officers, and $474,108 of stock-based compensation to the two executive officers, two members of the board and a consultant. Amortization and depreciation includes $327,596 of patent amortization expenses and $682 of depreciation on computing equipment. Both the Lycos Patents and the computing equipment were purchased during the period. Management does not believe the patents have suffered impairment during the period and no valuation allowance for impairment has been recognized. Additional legal, due diligence and other expenses related to the purchase of the Lycos Patents, $195,188, have been capitalized in the cost of the patents and are being amortized along with the purchase price.

Operating and administrative expenses for the period from inception through March 31, 2012 reflect expenses incurred in connection with Innovate/Protect’s formation and commencement of operations. The net loss for the period of $4,625,931 is not comparable to a previous period. The loss for the period includes legal expenses totaling $2,274,020, of which $105,971 were to organize Innovate/Protect, and the balance to prepare, file and commence a lawsuit against those parties that Innovate/Protect believes have infringed on the Lycos Patents. Compensation expense includes $246,251 of salary and expenses directly related to the salaries of two executive officers, and $558,373 of stock-based compensation to the two executive officers, two members of the board and a consultant. Amortization and depreciation includes $482,862 of patent amortization expenses and $1,553 of depreciation on computing equipment. Both the Lycos Patents and the computing equipment were purchased during the period. Management does not believe the patents have suffered impairment during the period and no valuation allowance for impairment has been recognized. Additional legal, due diligence and other expenses related to the purchase of the Lycos Patents in the amount of $195,188 have been capitalized in the cost of the patents and are being amortized along with the purchase price.

Operating and administrative expenses for the quarter ended March 31, 2012 reflect expenses incurred in connection with Innovate/Protect’s litigation and overhead. The net loss for the period of $1,871,750 is not comparable to a previous period. The loss for the period includes legal expenses totaling $1,171,920. Compensation expense was $378,408, including $84,255 of stock based compensation. Amortization and depreciation expense of $156,137 are mainly related to period amortization of Innovate/Protect's patents.

Interest Expense

Interest expense reflects an interest rate of 0.46% on the principal amount of $3,200,000 under the Senior Secured Note held by Hudson Bay for ten days in June and for the remainder of the year ended December 31, 2011. Interest was all paid in cash and none was accrued at March 31, 2012.

Critical Accounting Estimates

Related party debt:   Innovate/Protect is obligated under a note payable to Hudson Bay with an outstanding balance of $3,200,000 at December 31, 2011 and March 31, 2012 (the “Hudson Bay Note”). At March 31, 2011, Hudson Bay owned a sufficient amount of the outstanding preferred stock of Innovate/Protect, convertible upon demand to common stock sufficient to control Innovate/Protect. The Hudson Bay Note accrues interest at 0.46% per annum and matures on June 22, 2014. Innovate/Protect has granted Hudson Bay a security interest in all tangible and intangible personal property of Innovate/Protect and its subsidiaries to secure its obligations under the Hudson Bay Note.

Hudson Bay has the option of requiring Innovate/Protect to redeem up to $2,000,000 aggregate principal of the Hudson Bay Note beginning March 22, 2012. In connection with Innovate/Protect entering into the Merger Agreement, on March 12, 2012, Hudson Bay (for itself and any assignee or other holder of the Note) agreed not to exercise its right of optional redemption until the earlier of (i) any termination of the Merger Agreement pursuant to Section 7.1 thereunder or (ii) the Effective Time; provided, that, if the Merger is consummated, the Note will be amended and restated and Holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the Closing of the Merger, including with respect to any optional redemption provisions contained therein. If the Merger is consummated, the amended and restated note will mature on June 22, 2013 and the right of redemption described above will be amended to provide that, from and after the date upon which (i) Vringo and its subsidiaries has more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the note, (ii) Vringo and its subsidiaries has more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Note, (iii) Vringo and its subsidiaries receives proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, the amended and restated note shall provide that in the event of a change of control, Hudson Bay may require Vringo to redeem all or any portion of the note at a price in cash equal to 125% of the amount redeemed. The Hudson Bay Note does not contain any financial statement covenants, however there are standard events of default. In the event of a default, which is not subsequently cured or waived, the interest rate would increase to a rate of 18% per annum. At the option of Hudson Bay and upon notice, the entire unpaid principal balance together with all accrued interest thereon would be immediately due and payable. Hudson Bay has the right to require Innovate/Protect to redeem the Hudson Bay Note in the event of a change of control or in event of default at a redemption price, pursuant to a formula, of up to 125% of the sum of the portion of the principal amount and any accrued and unpaid interest. On May 8, 2012, Hudson Bay and Innovate/Protect entered into a letter agreement to clarify the mutual understanding between the parties that the transactions contemplated by the Merger Agreement do not constitute a change in control.

As of March 31, 2012, there were no known conditions of default.

Innovate/Protect determined there was an embedded derivative since certain redemption options were determined not to be clearly and closely related to the debt host. Innovate/Protect also determined that the fair value of the embedded derivative was zero at December 31, 2011 and March 31, 2012 since the probability of change in control or event of default in the near future is remote. The gross amount Innovate/Protect would have to pay if this redemption option is exercised would be $800,000. Hudson Bay agreed not to exercise its right of redemption until the earlier of (i) any termination of the Merger Agreement pursuant to the terms of the Merger Agreement or (ii) the effective time of the Merger; provided that if the Merger is consummated, the Note will be amended and restated and the holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the closing of the Merger, including with respect to any optional redemption provisions contained therein.

Innovate/Protect will evaluate the fair value of the derivative each reporting period and report changes in the fair value as other income (expense), net.

Stock-based compensation:   Innovate/Protect has made the following types of stock-based awards, valued and reflected in the financial statements as follows:

Common Stock Grants:   Common stock grants are valued at their fair market value at the date of the grant, multiplied by the number of shares granted. These grants are reflected as compensation expense in the period during which the respective awards vest, ranging from immediate to 36 months from the grant dates.

Sales of Common Stock at Less than Fair Market Value:   Common stock sales at less than fair market value to executive officers are valued at their fair market value on the date of the sale, multiplied by the number of shares sold at less than fair market value. Common stock sales at less than fair market value to consultants are valued at their fair market value on the date the purchased shares vest (the “measurement date”), revalued as to the number of shares vesting at each subsequent measurement date, multiplied by the number of shares vesting at the measurement date. The difference between the purchase price and the fair market value of the shares vesting at each measurement date is reflected as compensation expense in the period during which the respective awards vest, over periods ranging from immediate to 36 months.

Common Stock Options:   Common stock options are valued at their fair market value at the time the options are granted, using the Black-Scholes option pricing model for valuing stock-based compensation awards. Common stock options are reflected as compensation expense in the period during which they vest.

Fair value of common stock:   At inception, Innovate/Protect determined the fair value of each common share to be $.25832. Management determined the amount of capital it estimated would be required ($1,800,000) to carry Innovate/Protect through its earliest stages of development. This amount was financed through the issuance of Series A convertible preferred stock (the “Series A Preferred Stock”). To arrive at the estimated fair value of a share of common stock, the $1,800,000 was divided by the number of common shares, 6,968,000, into which Innovate/Protect’s Series A Preferred Stock sold would convert upon demand, in accordance with the terms of the Series A Preferred Stock.

Subsequent to inception, Innovate/Protect determined fair value per share based on multiple private sales of common stock to third parties including individuals and institutional investors. Three rounds of common stock sales occurred after inception, one round at $1 per share during late August and early September 2011, one round at $3 per share during mid-September and October 2011, and one round at $3.30 per share during November and December 2011.

Income taxes:   Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of permanent and temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Innovate/Protect recognizes tax positions taken or expected to be taken when it is more likely than not that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is more likely than not to be realized upon ultimate settlement. It is Innovate/Protect’s policy to classify interest and penalties related to uncertain income tax matters as income tax expense.

Intangible assets: Intangible assets consist of patents that were purchased and the costs to acquire them. They are amortized over their legal lives, for periods that vary from five to ten years depending on the patents’ expiration. The useful lives of intangible assets are periodically evaluated for reasonableness and the assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. Costs to investigate potential purchases of intangible assets are treated expense when incurred, until or unless purchase of the respective assets are deemed viable, after which time the costs to further investigate and acquire the assets are capitalized. Subsequent to acquisition, legal and associated costs incurred in prosecuting alleged infringements of the patents are recognized as expense when incurred.

Liquidity and Capital Resources

As a development stage company, Innovate/Protect requires, and expects for the foreseeable future that Innovate/Protect will continue to require, significant amounts of capital to support its operations prior to the commencement of a revenue stream or other liquidity events. Because of the nature of Innovate/Protect’s business, capital is required to support Innovate/Protect’s substantial legal costs, as well as, its normal operating costs. Innovate/Protect has developed a budget outlining its expected legal and operating costs, including contingencies for unforeseen costs and delays over the next twelve (12) months. Innovate/Protect does not have adequate funds to operate for the next twelve (12) months. Based on current operating plans, additional resources that may be required for the continuation of Innovate/Protect’s operations approximates $3.4 million and $7.5 million, for the twelve month periods ending March 31, 2013 and March 31, 2014, respectively. Through the merger with Vringo, Innovate/Protect will have access to the joint companies’ cash resources. Alternatively, Innovate/Protect would need to raise capital from investors in a private placement of its securities.

The Hudson Bay Senior Secured Note

Innovate/Protect is obligated under a Senior Secured Note payable to Hudson Bay with an outstanding balance of $3,200,000 at December 31, 2011 and March 31, 2012. The Senior Secured Note accrues interest at 0.46% per annum and matures on June 22, 2014.

Hudson Bay has the option of requiring Innovate/Protect to redeem up to $2,000,000 aggregate principal of the Senior Secured Note beginning March 22, 2012. In connection with Innovate/Protect entering into the Merger Agreement, on March 12, 2012, Hudson Bay (for itself and any assignee or other holder of the Note) agreed not to exercise its right of optional redemption until the earlier of (i) any termination of the Merger Agreement pursuant to Section 7.1 thereunder or (ii) the Effective Time; provided, that, if the Merger is consummated, the Note will be amended and restated and Holder may exercise any and all rights and remedies pursuant to such amended and restated note delivered at the Closing of the Merger, including with respect to any optional redemption provisions contained therein. If the Merger is consummated, the amended and restated note will mature on June 22, 2013 and the right of redemption described above will be amended to provide that, from and after the date upon which (i) Vringo and its subsidiaries has more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the note, (ii) Vringo and its subsidiaries has more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Note, (iii) Vringo and its subsidiaries receives proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, the amended and restated note shall provide that in the event of a change of control, Hudson Bay may require Vringo to redeem all or any portion of the note at a price in cash equal to 125% of the amount redeemed. Innovate/Protect has granted Hudson Bay a security interest in all of its tangible and intangible personal property (including the Lycos Patents) to secure its obligations under the Senior Secured Note.

The Hudson Bay Debt Facility

On June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of Innovate/Protect, it or, at its election, one or more of its affiliated funds or entities shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, by (i) any cash or capital raised by any of the Vringo entities, including, without limitation, through the issuance of any debt, equity and/or securities convertible, exercisable or exchangeable into equity of any of the Vringo entities or the incurrence of indebtedness by any of the Vringo entities and (ii) any cash received by any Vringo entity in connection with the exercise of any of its outstanding warrants. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. Such obligations will be guaranteed by each of the Vringo entities and secured by a first priority lien on all assets of the Vringo entities. In addition, both Innovate/Protect and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between Innovate/Protect and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. Hudson Bay’s commitment to provide such facility is subject to (a) the consummation of the Merger without any amendment or modification (unless consented to in writing by Hudson Bay), (b) at the time of any request to provide the facility, the satisfaction of each of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement, (c) at all times after the consummation of the Merger and prior to the termination of the commitment letter agreement, Vringo using its best efforts to raise capital by issuing equity securities of Vringo and/or securities convertible, exercisable or exchangeable for equity securities of Vringo, (d) the execution by Innovate/Protect and Hudson Bay of all documents necessary for the consummation of the transaction contemplated by the commitment on terms and conditions in all respects acceptable and satisfactory to Innovate/Protect and Hudson Bay, (e) no Vringo entity shall have, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commenced a voluntary case, (B) consented to the entry of an order for relief against it in an involuntary case, (C) consented to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) made a general assignment for the benefit of its creditors or (E) admitted in writing that it is generally unable to pay its debts as they become due, (f) a court of competent jurisdiction not having entered an order or decree under any Bankruptcy Law that (A) is for relief against any Vringo entity in an involuntary case, (B) appoints a Custodian of any Vringo entity or (C) orders the liquidation of any Vringo entity, (g) since the date of execution of the commitment letter agreement, there shall not have occurred a material adverse change or material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of any of the Vringo entities, and (h) no Vringo entity shall be, prior to the consummation of the transactions contemplated by the facility, or after giving effect to the consummation of the transactions contemplated by the facility, insolvent. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms, (b) any default under or acceleration prior to maturity of any indebtedness of any Vringo entity, (c) the failure of any Vringo entity to satisfy any of the conditions set forth above, (d) any event, which, if occurring prior to the closing of the Merger, would have resulted in the failure of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement to be satisfied, (e) upon written notice to terminate the commitment letter agreement delivered by Innovate/Protect to Hudson Bay or (f) 18 months after the consummation of the Merger.

Working Capital and Capital Expenditure Needs

As of March 31, 2012, Innovate/Protect had cash of $3,979,671 and working capital of $1,153,529. However, changes in operating plans (including, without limitation, changes made necessary by developments in Innovate/Protect’s pending litigation), increased expenses, additional intellectual property acquisitions, other events or other strategic alternatives Innovate/Protect may pursue make it very likely that Innovate/Protect will require additional equity or debt financing in the future. There is no assurance that additional financing will be available upon future terms acceptable to Innovate/Protect, or at all.

For the period from inception through March 31, 2012, Innovate/Protect used $6,165,554 of net cash to fund operating activities and to invest in tangible personal and intangible intellectual property. Despite Innovate/Protect’s capital raising activities to date, given the factors noted above, there is no assurance that Innovate/Protect will continue to be able to raise the capital or generate revenue necessary to fund ongoing operations at the current level. As such, absent future capital raises or revenue generation, there remains substantial doubt about Innovate/Protect’s ability to continue as a going concern.

Although Innovate/Protect is currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, intellectual property assets, it is Innovate/Protect’s stated plan to pursue these types of arrangements in the future, which could also require Innovate/Protect to seek additional equity or debt financing. Innovate/Protect currently has no plans, proposals or arrangements with respect to any specific acquisition.

Innovate/Protect may raise additional capital in the form of equity or debt. The issuance of additional shares of Innovate/Protect’s capital stock:

•	may significantly reduce the equity interest of Innovate/Protect stockholders;

•	may cause economic dilution to Innovate/Protect stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to the holders of Innovate/Protect common stock; and

•	may adversely affect prevailing market prices for Innovate/Protect common stock.

Similarly, if Innovate/Protect incurs substantial debt, it could result in:

•	default and foreclosure on Innovate/Protect’s assets if its operating cash flow is insufficient to pay Innovate/Protect’s debt obligations;

•	acceleration of Innovate/Protect’s obligations to repay the indebtedness (including the Senior Secured Note held by Hudson Bay) even if Innovate/Protect has made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	Innovate/Protect’s immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	covenants that limit the ability to acquire capital assets or make additional acquisitions;

•	Innovate/Protect’s inability to obtain additional financing, if necessary, if the debt security contains covenants restricting its ability to obtain additional financing while such security is outstanding;

•	Innovate/Protect’s inability to pay dividends on its common stock;

•	using a substantial portion of Innovate/Protect’s cash flow to pay principal and interest on its debt, which will reduce the funds available for dividends on Innovate/Protect’s common stock, working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on Innovate/Protect’s flexibility in planning for and reacting to changes in its business and industry;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	limitations on Innovate/Protect’s ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of its strategy and other purposes; and other disadvantages compared to Innovate/Protect’s competitors who have less debt.

Contractual Obligations

On June 22, 2011, I/P Engine entered into an engagement letter with legal counsel for services concerning the Lycos Patents. I/P Engine has agreed to pay counsel a combination of fixed fees at a discount to prevailing market rates, plus up to twenty percent (20%) of all recoveries, license fees or other value received from certain parties.

In July 2011, Innovate/Protect entered into a license agreement with a non-affiliated third party to lease office space in New York City. The license is for a term of two years and five months and requires monthly payments in the amount of $2,152. In April 2012, Innovate/Protect entered into a second license agreement with the same non-affiliated third party to lease additional office space in the same location in New York City. The license is for a term of approximately one year and nine months and requires monthly payments in the amount of $1,450.

A summary of Innovate/Protect’s contractual commitments and obligations as of March 31, 2012 is as follows:

	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	More than 3 years
Long-term debt obligations	$3,200,000	$2,000,000	$1,200,000	$0
Operating lease obligations	79,244	43,224	36,020	$0
Total contractual obligations	$3,279,244	$2,043,224	$1,236,020	$0

Off Balance Sheet Transactions

Innovate/Protect is not party to any off balance sheet transactions. Innovate/Protect has no guarantees or obligations other than those which arise out of normal business operations.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued new guidance amending the existing pronouncement related to fair value measurement. This new guidance primarily expands the existing disclosure requirements for fair value. Specifically, the new guidance mandates the following additional disclosures: (1) the amount of any transfers between Level 1 and Level 2 of the fair value hierarchy, (2) a quantitative disclosure of the unobservable inputs and assumptions used in the measurement of Level 3 instruments, (3) a qualitative discussion of the sensitivity of the fair value to changes in unobservable inputs and any inter-relationships between those inputs that magnify or mitigate the effect on the measurement of Level 3 instruments and (4) the level within the fair value hierarchy, of items that are not measured at fair value in the statement of financial condition but whose fair value must be disclosed. This new guidance became effective for Innovate/Protect during the interim period beginning January 1, 2012. The adoption does not have any impact on Innovate/Protect’s financial position or results of operations.

In June 2011, the FASB issued new guidance amending the existing pronouncement regarding the presentation of comprehensive income. This new guidance reduces the alternatives for the presentation of the components of other comprehensive income. Specifically, it eliminates the alternative of presenting them as part of the Statement of Changes in Shareholders’ Equity. This new guidance became effective for Innovate/Protect during the interim period beginning January 1, 2012. Innovate/Protect currently does not have any components of other comprehensive income within its consolidated financial statements thus adoption of this new guidance does not impact Innovate/Protect.